Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement, dated May 23, 2011 (the “Agreement”), is by and between ORAGENICS, INC., a Florida corporation, (the Company”), and Dr. John N. Bonfiglio, a resident of North Carolina (the “Executive”).

WHEREAS, the Company is a biotechnology company currently engaged in the business of research, development, and sales of proprietary products and technologies;

WHEREAS, the Company desires to employ Executive and Executive desires to become employed with the Company;

WHEREAS, the Company wishes to assure itself of the continued services of the Executive on a non-interim basis for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties intending to be legally bound, hereby agree as follows:

1.	EMPLOYMENT.

The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, or as modified by future agreement between the parties, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company’s Chief Executive Officer during the term of this agreement, and to devote his full time and attention to the business of the Company. Executive acknowledges that this Agreement supersedes any and all prior employment contracts or understandings, written or oral between the Parties.

2.	TERM OF AGREEMENT.

The term of this agreement shall be for an indefinite period that shall commence on May 25, 2011 (the “Effective Date”), and shall end when the employment relationship is terminated by either party as set forth below.

3.	SALARY AND BONUS

The Executive shall receive an initial annual base salary during the term of this Agreement at a rate of $280,000.00 per annum, payable in installments consistent with the Company’s normal payroll schedule. The Board shall review this base salary periodically, and may increase the Executive’s annual base salary from time to time as the Board deems to be appropriate subject to performance and market conditions.

The Executive shall also be eligible to receive performance bonus compensation from the Company during the term of this Agreement of up to 50% of his annual base salary based on appropriate Company based and individual based targets in the discretion of the Compensation Committee as approved by the full Board of Directors within 60 days. Such performance based bonuses shall be prorated for the remaining portion of the current fiscal year. Thereafter, the targets for each year shall be established by March 31 of that year. If awarded, any bonus shall be paid only if the Compensation Committee has completed its year-end review of the Company’s financial statements and other financial performance for the year and has certified that the Executive has satisfied his performance targets for the year; such certification shall occur during the period commencing January 1 and ending February 28 of the year following the year for which the Executive’s employment is being assessed. If the Compensation Committee certifies that the performance bonus has been earned, such bonus shall be paid on or before March 31 of such year. Upon termination of employment, Executive shall be entitled to a pro rata share of any bonus that Executive would have earned up through the date of termination. If Executive’s employment is terminated after December 31 of any fiscal year and before any bonus awarded to him has been paid, Executive shall be paid such bonus in full on or before March 31 of the year in which his employment terminates.

4.	ADDITIONAL COMPENSATION AND BENEFITS

Executive shall be granted options to acquire 125,800 shares of common stock under the Company’s Amended and Restated 2002 Stock Option and Incentive Plan, (as amended from time to time the “Plan”) of which 78,625 shares will immediately vest and the remaining shares will vest evenly over three years or 15,725 shares per year. The option awards to be made shall be made on the Effective Date pursuant to separate option agreements and shall have an exercise price equal to the fair market value of the underlying common stock on the Effective Date, which shall be the date of grant.

Executive will also be eligible for additional equity awards under the Company’s Plan from time to time based upon a plan to be developed in the discretion of the Compensation Committee and approved by the Board of Directors within 90 days of the Effective Date which will contain awards that are tied to the achievement of to be determined Company objectives.

Executive shall be reimbursed up to $30,000 for relocation and temporary living expenses as they may be reasonably incurred in connection with his anticipated relocation to the Tampa Bay area, such reimbursements to be paid in compliance with the Company’s expense reimbursement policy and in any event within 30 days of the date appropriate receipts are submitted to the Company for reimbursement. The Company shall also pay hotel and rental car expenses reasonably incurred by Executive for the initial first two weeks of Executive’s employment with the Company.

The Executive shall receive additional benefits as set forth in the Employee Handbook, except that the Executive shall in lieu of the vacation time set forth therein receive up to four weeks paid vacation per annum, provided that no more than eight weeks of vacation time may be allowed to accrue, with accrued vacation time in excess of eight weeks being subject to forfeiture.

The Company shall also provide Executive with a cell phone.

5.	TERMINATION.

(a) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment, the Executive shall be entitled to receive from the Company his base salary through termination (including any mutually agreeable notice period) payable in accordance with the Company’s standard payroll practices, plus any accrued but unpaid vacation time and other benefits as set forth in the Employee Handbook or this Agreement, such amounts to be paid no later than 30 days after the date of such termination.

(b) Involuntary Termination Without Cause by the Company. In the event that the Executive is involuntarily Terminated Without Cause by the Company, the Executive shall receive in addition to his accrued vacation time and other benefits as set forth in the Employee Handbook, the following additional benefits:

1) Six months salary, plus all accrued vacation time and other benefits as set forth in the Employee Handbook, such salary to be paid in equal increments over the severance period in accordance with the Company’s standard payroll practices and such accrued vacation time and other benefits to be paid no later than the end of the year following the year in which the Executive’s employment terminates;

2)	Outplacement services at the expense of the Company at a cost not to exceed $7,500.00, such amounts to be paid no later than the end of the year following the year in which the Executive’s employment terminates;

3)	The Company shall pay for continuation of Executive’s health care benefits for a period of two months; and

4)	Executive shall also be paid for any earned and accrued but unpaid bonuses as set forth above in Section 3.

(c) Termination for Cause. In the event that the Executive is terminated for cause, the Executive shall be entitled to receive the full payment for accrued vacation time and other accrued benefits as set forth in the Employee Handbook. For the purposes of this section “Cause” shall be defined as any action that is illegal or immoral, that reflects on the Company, the Executive, or the ability of either to function optimally.

(d) Death or Disability. In the event of the Executive’s death, the Executive’s Estate shall be paid the Executive’s salary as it would have accrued over a period of thirty (30) days after the Executive’s death, and the Company shall extend the Executive’s estate’s right to exercise vested stock options for six months, provided such extension is permitted under the Plan. In the event the Executive becomes disabled (as defined by Company’s short and long-term disability benefit insurance policies), the Company shall pay to the Executive his salary as it would have accrued over a period of thirty (30) days after the Executive becomes disabled, and the Company shall extend the Executive’s right to exercise vested stock options for six months, provided such extension is permitted under the Plan. In the case of death or disability, the Company shall pay Executive or his estate for any earned and accrued but unpaid bonuses as set forth above in Section 3.

(e) If Executive is a “specified employee” (as defined below) of the Company at the time his employment is terminated Without Cause, that portion (if any) of the continued severance payments otherwise payable to Executive herein exceeds the lesser of:

(A)	two times Executive’s annualized compensation from the Company for the last full calendar year preceding the Executive’s Date of Termination, or

(B)	two times $245,000 or such higher annual limit on compensation as may be in effect under Section 401(a)(17) of the Internal Revenue Code for the year which includes Executive’s Date of Termination,

shall not be paid to Executive until at least six (6) months and one (1) day after the Date of Termination, or, if earlier, the date of Executive’s death.

For purposes of this Subsection (i), Executive shall be considered a “specified employee” of the Company on his Date of Termination if, and only if, (A) Executive was a key employee of the Company (as that term is defined in Section 416(i) of the Code, without regard to paragraph (5) thereof), on December 31 of the preceding calendar year and (B) the Company has any publicly traded securities at that date. For this purpose, Executive shall be considered to have terminated employment with the Company on the date Executive retires, resigns, or otherwise has a “separation from service” with the Company, as this term is defined in Treasury Regulation Section 1.409A-1(h). An event shall be considered a separation from service for this purpose if it is anticipated in good faith that Executive will provide no further services to the Company after that date or if it is anticipated in good faith that the level of services Executive will provide to the Company (whether as a consultant, director or otherwise) after that event will be reduced to less than 20% of the average level of bona fide services Executive provided to Company during the preceding thirty-six (36) month period.

6.	CHANGE OF CONTROL OF THE COMPANY

In the event of a change of control of the Company, all employee stock options (excluding performance based awards) awarded to the Executive will be fully and immediately vested. If such change of control results in involuntary separation from employment for the Executive from the Company, or its successor within 180 days following such Change of Control, the Executive shall have the following rights and benefits:

(1)	The Executive shall receive six months of salary payable in accordance with the Company’s standard payroll practices and the extension of his health insurance and other benefits (excluding vacation time and paid time off) for a two month period;

(2)	The Executive’s right to exercise vested options shall be extended to two months from the date of separation, provided said extension is allowed under the Company’s Plan.

(3)	The Company shall pay Executive for any earned and accrued and unpaid bonuses as set forth above in Section 3.

For the purpose of this section of the Agreement, the following definitions shall apply:

(1)	“Involuntary Separation from Employment” shall be defined as either: 1) termination without cause; 2) any reduction in responsibilities or office altering the status of the Executive as an employee; or 3) the duplication of the Executive’s position by an equivalent executive in the acquiring entity.

(2)	“Change in Control” shall be defined as “The sale of the entire company, or substantially all of its assets, or the sale of the business unit employing an individual which result in the termination of employment or subsequent transfer of the employment relationship to another legal entity, or any single party acquiring more shares than are owned by the Koski Family Limited Partnership including its members and their immediate families (including spouses and their children); provided, such sale would qualify as a “change in ownership” “change in effective control” or “change in the ownership of substantially all of the assets” of the Company as these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

7.	LEGAL ACTION AGAINST THE EXECUTIVE REGARDING ACTIONS TAKEN WITHIN THE SCOPE OF EMPLOYMENT

In the event that the Executive is named as a party in any lawsuit regarding any action taken within the scope of employment, the Company shall provide legal representation and indemnification to the Executive, provided that the Executive agrees to be represented by the Company’s counsel, and the Executive agrees to execute a waiver of conflicts of interest satisfactory to the Company’s attorneys that would permit them to provide such representation under the rules of the Florida Bar Association.

8.	WITHHOLDING

The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9.	PROTECTION OF CONFIDENTIAL INFORMATION

The Executive agrees that he will keep all confidential and propriety information of the Company or relating to its business (including but not limited to, information regarding the Company’s methods of operation, product development and trade secrets) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only with those who “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation , association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9. are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

10.	OWNERSHIP OF DEVELOPMENTS

All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of his performance of this contract for the Company (collectively called the “work product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the company within the meaning of Title 17 of the United States Code. The Executive agrees to assign at the time of the creation of any work product, without any further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate or necessary to give full and proper effect to such assignment.

11.	RELOCATION

Executive shall relocate to Florida near the Company’s Tampa, Florida headquarters within twelve (12) months from the Effective Date.

12.	SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

13.	CONFIDENTIALITY.

This agreement is confidential between the parties, and shall not be published to or shared with any organization, person, or individual (including other Company employees) by either party except as necessary within the ordinary course of business to comply with laws or regulations or obtain professional counsel.

14.	ENTIRE AGREEMENT.

This agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

15.	GOVERNING LAW.

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

ORAGENICS, INC.

/s/ Brian Bohunicky
By:	Brian Bohunicky

Office:	Chief Financial Officer

Executive:

/s/ Dr. John N. Bonfiglio
Name of Executive:	Dr. John N. Bonfiglio